Exhibit 99.1

B2Digital Sets Up for Explosive MMA Event in Front of Capacity Crowd in Kokomo

After String of Record-Setting Events

TAMPA, FL, July 15, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series is ready to rock the Kokomo Event & Conference Center in Kokomo, Indiana, this Saturday, July 17, with a huge night of pulse-pounding LIVE MMA action in front of a capacity crowd.

What: Coliseum Combat 54, Amateur and Professional LIVE MMA
Where: Kokomo Event & Conference Center, Kokomo, Indiana
When: Saturday, July 17. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

In-person tickets for the event have nearly sold out, but interested fans can stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV.

“We can’t wait to get back to Kokomo, and this time, it will be in front of a packed house for the first time since the start of the pandemic,” noted Greg P. Bell, Chairman & CEO of B2Digital. “Right now, B2 is riding a string of record-setting events, which will likely continue in Indiana this weekend, especially since we won’t have to cap the gate at half size to maintain social distancing standards. The joint will be rockin’, and fans should expect to see that energy translate directly into fireworks in the cage.”

The Company set new all-time records for total revenues and profits first at B2 Fighting Series 124 (Trussville, AL, June 19), with approximately $36K coming in through Gate and PPV ticket sales, and then at B2 Fighting Series 125 (Dayton, OH, June 26), with more than $40K coming in through Gate and PPV ticket sales.

Then, in its inaugural event in a new market (Columbus, GA, July 10), the Company saw over $22K in total Gate and PPV ticket sales – a new Company record for a first-time event in a new city, which is historically a category of event that generates, on average, between $10-12K in total ticket sales. Management believes seeing a 100% premium to that historical average in Columbus is a very encouraging marker about the ongoing growth of the B2 Fighting Series brand.

Brandon ‘Hardrock’ Higdon, B2’s Matchmaker, commented on the most recent two events: “Crowds in Dayton and Columbus were treated to some tremendous MMA action. The Main event between Jeremy Pender and Terry Lemaire was on pace to be a 5-round war until Pender landed a punch that put Canada’s Lemaire to sleep. Great action from both guys. In Columbus, Georgia Kenneth Crowder, Peter New, and Perry Stargel climbed the pro ranks with key victories. We can’t wait to visit each town again.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

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For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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